Exhibit 99.1

Viveve Announces Exercise of Warrants for $3.6 Million

-	Proceeds to support upcoming pivotal PURSUIT Trial in U.S. following recent announcement of positive results from SUI feasibility and preclinical studies

ENGLEWOOD, CO – September 1, 2020 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women’s intimate health, today announced it has received $3.6 million in proceeds from the exercise of Series A and B warrants and Series A-2 and B-2 warrants. The Series A and B warrants were previously issued in Viveve’s public offering that closed in November 2019. The Series A-2 and B-2 warrants were issued in connection with Viveve’s warrant offering in April 2020. To date, approximately 61% of the total outstanding warrants issued in both offerings have been exercised. Proceeds from the exercise of these warrants will be used to support Viveve’s stress urinary incontinence (SUI) clinical development program and upcoming PURSUIT Trial in the U.S. The potential cash proceeds that may be received by Viveve in the future, if all of the remaining outstanding warrants in Series A and B, and Series A-2 and B-2 are exercised, is approximately $4.9 million.

“We are pleased with the exercise of the outstanding warrants on the heels of our recent reporting of positive results from our 3-arm SUI feasibility and in-vivo preclinical studies. These proceeds will support our pivotal PURSUIT Trial and strengthen our balance sheet by contributing to Viveve’s cash balance of $8.5 million as of June 30, 2020. The exercise also substantially reduces the number of outstanding warrants,” said Scott Durbin, Viveve’s chief executive officer.

This press release does not constitute an offer to sell or solicitation of an offer to buy nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates CMRF technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session. In the United States, the Viveve System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in more than 50 countries.

Viveve continues to advance its clinical development program in SUI. The positive topline results reported from the 3-arm feasibility study and the preclinical study outcomes are intended to support the initiation of the pivotal PURSUIT Trial and strengthen its potential to achieve its primary efficacy endpoint. As announced on July 7, 2020, Viveve received FDA approval of its Investigational Device Exemption application to conduct the multicenter, randomized, double-blinded, sham-controlled PURSUIT Trial for improvement of SUI in women.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, the outcome of our assessment of strategic alternatives, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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